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Exhibit 5.2

March 2, 2017

United States Securities and Exchange Commission

Ladies and Gentlemen:

Re: New Gold Inc. (the "Corporation") Registration Statement on Form F-10 of the Corporation (the "Registration Statement")

We, as counsel to the Corporation, hereby consent to the use of and reference to our firm name in the Registration Statement on the cover and under the headings "Enforceability of Certain Civil Liabilities", "Interest of Experts", "Legal Matters", "Documents Filed as Part of the Registration Statement" and "Eligibility for Investment".

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules thereunder.

Yours truly,

/s/ CASSELS BROCK & BLACKWELL LLP Cassels Brock & Blackwell LLP

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  Exhibit 5.2